U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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FORM 4              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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 _                                                                                                   OMB APPROVAL
/_/ Check this box if no longer                                                                      OMB Number 3235-0287
    subject to Section 16. Form 4                                                                    Expires:    September 30, 1998
    of Form 5 obligations may                                                                        Estimated average burden
    continue.  See Instruction 1(b).                                                                 hours per response....0.5

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person         2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                    to Issuer (Check all applicable)
  Rechler     Donald          J.                   Reckson Service Industries, Inc. (RSII)
                                               --------------------------------------------      -----------------------------------

_______________________________________        3. IRS or Social Security    4. Statement for     X   Director         ____ 10% Owner
(Last)       (First)       (Middle)               Number of Reporting          Month/Year       ---
                                                  Person (Voluntary)                            ___ Officer (give     ____ Other
                                                                                 8/98               title below)            (specify
  c/o Reckson Associates Realty Corp.                                                                                       below)
  225 Broadhollow Road                                                      5. If Amendment,
____________________________________________________                            Date of Original
                      (Street)                                                 (Month/Year)
  Melville, New York  11747
____________________________________________________
(City)      (State)             (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                            (Check Applicable Line)
                                                                                             X   Form filed by One Reporting Person
                                                                                            ---
                                                                                            ___  Form filed by More than one
                                                                                                 Reporting Person
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                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action           or Disposed of (D)         Securities       ship          of In-
                                  Date        Code             (Instr. 3, 4 and 5)        Beneficially     Form:         direct
                                 (Month/      (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        Ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           Ship
                                                                                           and 4)          (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
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Common Stock                     8/12/98      P               1,500     A       $2.50
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Common Stock                     8/12/98      P               2,500     A       $2.625
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Common Stock                     8/12/98      P              15,000     A       $2.75
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Common Stock                     8/12/98      P              23,500     A       $2.5625
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Common Stock                     8/12/98      P              40,000     A       $2.6875
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Common Stock                     8/12/98      P              20,000     A       $3.125      254,824            D
====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                (Print or Type Responses)


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of  2. Conver-  3. Trans-  4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
   Derivative   sion or     action     tion         Derivative     cisable and    Amount of     of        of         Ship       ture
   Security     Exercise    Date       Code         Securities     Expiration     Underlying    Deriva-   Deriva-    Form of    of
   (Instr. 3)   Price of              (Instr. 8)    Acquired (A)   Date (Month/   Securities    tive      tive       Deriva-    In-
                Deriva-     (Month/                 or Disposed    Day/Year)      (Instr.3      Security  Securi-    tive       di-
                tive         Day/                   of (D)                         and 4)      (Instr. 5) ties Bene- Security:  rect
                Security     Year)                  (Instr. 3,                                            ficially   Direct    Bene-
                                                    4, and 5)                                             Owned at   (D) or    fi-
                                                                                                          End of     Indirect  cial
                                                                                                          Month      (I)        Own-
                                                                                                          (Instr. 4) (Instr. 4)  er-
                                                                                                                                ship
                                                                -------------------------------------                        (Instr.
                                                                Date     Expir-                                                   4)
                                                                Exer-    ation          Amount or
                                                                cisable  Date    Title  Number of
                                                                                        Shares
                                    ------- ----- ----- -----
                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

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------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- -- -- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- --- - ---------- ---------- -------  -----

Explanation of Responses:




Intentional misstatements or omissions of facts constitute Federal Criminal Violations.        /s/ Donald J. Rechler        9/8/98
                                                                                             -----------------------------  -------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    Signature of Reporting Person   Date

Note:File three copies of this Form, one of which must be manually  signed.  If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                                             Page 2
                                                                                                                     SEC 1474 (8-2)
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